Exhibit 99.1

FOR IMMEDIATE RELEASE
General Nutrition Centers, Inc. Reports
First Quarter 2010 Results
PITTSBURGH, May 6, 2010 /PRNewswire/ — General Nutrition Centers, Inc. (“GNC” or the “Company”), a leading global specialty retailer of nutritional products, today reported its financial results for the quarter ended March 31, 2010.
For the first quarter of 2010, the Company reported net income of $26.0 million, a $6.5 million, or 33.5%, increase over net income of $19.4 million for the first quarter of 2009. Net income as a percentage of revenue was 5.6% in the first quarter of 2010, compared to 4.4% in the first quarter of 2009.
For the first quarter of 2010, the Company reported consolidated revenue of $465.0 million, an increase of 5.7% over consolidated revenue of $439.9 million for the first quarter of 2009. Revenue increased in the Company’s retail and franchise segments by 5.1% and 12.6%, respectively, and declined in the manufacturing/wholesale segment by 0.3%. Same store sales improved 3.1% in domestic Company-owned stores representing the 19th consecutive quarter of positive same store sales.
Earnings before interest, income taxes, depreciation, amortization and non-cash stock-based compensation (“Adjusted EBITDA”) for the first quarter of 2010 was $70.3 million, an $8.0 million, or 12.8%, increase over the Adjusted EBITDA of $62.3 million for the first quarter of 2009. Adjusted EBITDA was 15.1% as a percentage of revenue in the first quarter of 2010, compared to 14.2% in the first quarter of 2009.
For the first quarter of 2010, the Company generated net cash from operations of $72.1 million, incurred capital expenditures of approximately $7.3 million, and paid approximately $0.6 million in principal on outstanding debt. Additionally during the quarter, the Company declared and paid a dividend of $28.4 million to GNC Corporation, its direct parent. At March 31, 2010, the Company’s cash balance was $110.6 million.
In the first quarter of 2010, the Company opened 9 net new domestic Company-owned stores, 3 net new Company-owned stores in Canada, 31 net new international franchise locations, and 54 net new franchise store-within-a-store Rite Aid locations, and closed 8 net domestic franchise locations.
In the first quarter of 2010, the Company announced an alliance with The Gatorade Company, a division of PepsiCo, to launch G Series Pro — a new sports drink variant of Gatorade’s recently launched G Series that until now has only been available in professional sports locker rooms and specialized training facilities. Through this alliance, G Series Pro will be distributed initially through an exclusive co-marketing and co-distribution collaboration with the Company and its network of more than 3,500 company-owned and franchised GNC stores across the country.
Joe Fortunato, Chief Executive Officer, said, “Our first quarter results represent a good start to 2010, as we continue to grow revenue, profit, Adjusted EBITDA margin, and cash flow. We also continue to make progress on our major strategic initiatives. The recently announced collaboration with Gatorade is a good example of our exciting new brand extension efforts. We are confident that our relentless focus on science and product innovation will continue to generate opportunities to build brand awareness and strengthen GNC’s leading position in the health and wellness industry.”

General Nutrition Centers, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of nutritional products including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. General Nutrition Centers, Inc. is an indirect wholly owned subsidiary of GNC Parent LLC, which was acquired by affiliates of Ares Management LLC and Ontario Teachers’ Pension Plan Board through a merger on March 16, 2007.
As of March 31, 2010, GNC has more than 7,000 locations, of which more than 5,450 retail locations are in the United States (including 901 franchise and 1,923 Rite Aid franchise store-within-a-store locations) and franchise operations in 49 countries. The Company — which is dedicated to helping consumers Live Well — also offers products and product information online at www.gnc.com. GNC has scheduled a conference call and webcast to report its first quarter 2010 financial results on Thursday, May 6, 2010 at 11:00 am EDT. To listen to this call dial 1-866-468-1032 inside the U.S. and 1-832-445-1665 outside the U.S. The conference identification number for all participants is 72367448. A webcast of the call will also be available through the “About GNC” link on www.gnc.com through June 7, 2010.
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct. GNC undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to our quarterly and annual filings with the Securities and Exchange Commission.
Adjusted EBITDA is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission’s Regulation G. Management has included this information because it believes it represents a more effective means by which to measure the Company’s operating performance. This press release contains a reconciliation of the non-GAAP measure to the financial measure calculated and presented in accordance with GAAP which is most directly comparable to the applicable non-GAAP financial measure.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands)
(unaudited)

	Three months ended
	March 31,	March 31,
	2010	2009
Revenue	$465,019	$439,897

Cost of sales, including costs of warehousing, distribution and occupancy	299,117	285,729

Gross profit	165,902	154,168

Compensation and related benefits	67,758	65,325
Advertising and promotion	15,454	14,739
Other selling, general and administrative	25,094	23,853
Foreign currency (gain) loss	(76)	97

Operating income	57,672	50,154

Interest expense, net	16,629	19,062

Income before income taxes	41,043	31,092

Income tax expense	15,084	11,647

Net income	$25,959	$19,445

	Three months ended
	March 31,	March 31,
	2010	2009
Net income	$25,959	$19,445
Interest expense, net	16,629	19,062
Income tax expense	15,084	11,647
Depreciation and amortization	11,750	11,459
Non-cash stock-based compensation expense	842	657

Adjusted EBITDA	$70,264	$62,270

We define Adjusted EBITDA as net income before interest expense (net), income tax expense, depreciation, amortization and non-cash stock-based compensation. Management uses Adjusted EBITDA as a tool to measure operating performance of the business. We use Adjusted EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view Adjusted EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
Current assets:
Cash and cash equivalents	$110,628	$75,089
Receivables, net	96,964	94,355
Inventories, net	390,187	370,492
Prepaids and other current assets	35,883	42,219

Total current assets	633,662	582,155

Long-term assets:
Goodwill, brands and other intangibles, net	1,497,085	1,499,123
Property, plant and equipment, net	197,689	199,581
Other long-term assets	22,047	22,743

Total long-term assets	1,716,821	1,721,447

Total assets	$2,350,483	$2,303,602

Current liabilities:
Accounts payable	$143,193	$95,904
Other current liabilities	103,245	103,683

Total current liabilities	246,438	199,587

Long-term liabilities:
Long-term debt	1,057,796	1,058,085
Other long-term liabilities	329,087	328,414

Total long-term liabilities	1,386,883	1,386,499

Total liabilities	1,633,321	1,586,086

Total stockholder’s equity	717,162	717,516

Total liabilities and stockholder’s equity	$2,350,483	$2,303,602

GENERAL NUTRITION CENTERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	March 31,	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,959	$19,445

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	11,750	11,459
Amortization of deferred financing costs	1,155	1,091
Non-cash stock-based compensation	842	657
Other	1,824	2,524
Changes in:
Receivables	(2,282)	(306)
Inventory	(20,846)	(18,422)
Accounts payable	47,144	16,507
Other assets and liabilities	6,554	1,387

Net cash provided by operating activities	72,100	34,342

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,313)	(5,539)
Other	(226)	(300)

Net cash used in investing activities	(7,539)	(5,839)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend payment	(28,384)	—
Payments on long-term debt	(599)	(4,906)
Other	—	(278)

Net cash used in financing activities	(28,983)	(5,184)

Effect of exchange rate on cash	(39)	9

Net increase in cash	35,539	23,328
Beginning balance, cash	75,089	42,307

Ending balance, cash	$110,628	$65,635

Segment Financial Data and Store Counts
Retail Segment — Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended
(unaudited)	March 31,
$ in thousands	2010	2009
Revenue	$350,834	$333,712
Comp Store Sales — Domestic	3.1%	5.4%
Operating income	$50,196	$44,443
Franchise Segment — Franchise-operated Domestic and International locations

	Three months ended
(unaudited)	March 31,
$ in thousands	2010	2009
Revenue	$72,602	$64,483
Operating income	$22,401	$19,207
Wholesale/Manufacturing Segment — Third-party contract manufacturing; wholesale and consignment sales with Rite Aid and drugstore.com

	Three months ended
(unaudited)	March 31,
$ in thousands	2010	2009
Revenue	$41,583	$41,702
Operating income	$16,872	$17,881
Consolidated unallocated costs (a)

	Three months ended
(unaudited)	March 31,
$ in thousands	2010	2009
Warehousing and distribution costs	$(13,892)	$(13,317)
Corporate costs	$(17,905)	$(18,060)

(a)	Part of consolidated operating income
Consolidated Store Count Activity

	Three months ended March 31, 2010
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,832	909	1,307	1,869	6,917
Store openings (1)	22	5	43	59	129
Store closings	(10)	(13)	(12)	(5)	(40)

End of period balance	2,844	901	1,338	1,923	7,006

	Three months ended March 31, 2009
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,774	954	1,190	1,712	6,630
Store openings (1)	21	6	29	23	79
Store closings	(12)	(16)	(19)	(2)	(49)

End of period balance	2,783	944	1,200	1,733	6,660

(1)	openings include new stores and corporate/franchise conversion activity

(2)	including Canada

Contact:

  Michael M. Nuzzo, Executive Vice President and CFO
  (412) 288-2029
SOURCE: General Nutrition Centers, Inc.
Web site: http://www.gnc.com/